Exhibit 10.1

AMENDMENT No. 7 TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 7 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 28, 2018, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (“Borrower”), the Guarantors party hereto, the lenders party hereto (“Lenders”) and U.S. BANK NATIONAL ASSOCIATION, as a Lender and as LC Issuer, Swing Line Lender and Administrative Agent for the Lenders (in such capacity, “Administrative Agent”).

BACKGROUND

A.       Borrower, Administrative Agent and Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of June 25, 2015 (as amended, supplemented and modified from time to time, the “Credit Agreement”).

B.       Events of Default have occurred and are continuing as a result of Borrower’s breach of Sections 6.21(a) and 6.21(b) of the Credit Agreement for the period ending December 31, 2017 (“Existing Events of Default”), and Borrower anticipates that it will be in breach of Sections 6.21(a) and 6.21(b) of the Credit Agreement for the period ending March 31, 2018 (“Anticipated Events of Default”).

C.       Borrower has requested that Administrative Agent and Lenders waive the Existing Events of Default and Anticipated Events of Default and amend the Credit Agreement as set forth herein.

D.       Administrative Agent and Lenders are willing to waive the Existing Events of Default and Anticipated Events of Default and enter into this Agreement upon the terms and conditions set forth below.

E.       NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.                Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2.                Amendments to the Credit Agreement. As of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)               The definition of “Borrowing Base” in Article I of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“Borrowing Base” means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of (a) 85% of Eligible Receivables as of such date, with such advance rate reducing to 82% on May 31, 2018 and further reducing to 80% on June 30, 2018, plus (b) 60% of Eligible Raw Materials Inventory (which for the avoidance of doubt shall include supplies up to and including March 1, 2018 and shall thereafter be excluded), with such advance rate reducing to 55% on May 31, 2018 and further reducing to 50% on June 30, 2018, plus (c) 65% of Eligible Parent Roll Inventory, with such advance rate reducing to 62% on May 31, 2018 and further reducing to 60% on June 30, 2018, plus (d) 65% of Eligible Finished Goods Inventory, with such advance rate reducing to 60% on May 31, 2018 and further reducing to 50% on June 30, 2018, minus (e) the Borrowing Base Adjustments. On the date of each such reduction in advance rates, Borrower shall repay any amount by which the Revolving Exposure exceeds the Borrowing Base.

(b)               Notwithstanding anything contained in the Credit Agreement to the contrary, (i) Borrower shall not be permitted to request and Swing Line Lender shall have no obligation to extend, Swing Line Loans, (ii) Borrower shall not be permitted to request and Administrative Agent and Lenders shall have no obligation to consider increases in the Revolving Commitments or Draw Loan Commitments, (iii) Borrower shall not be permitted to request and LC Issuer shall have no obligation to issue Letters of Credit, unless Borrower Cash Collateralizes each such Letter of Credit requested, and (iv) Borrower shall provide the reports required by Section 6.1(c) of the Credit Agreement regardless of the amount of outstanding Revolving Exposure and shall provide Borrowing Base Certificates on the 15th day of each month reflecting the Borrowing Base as of the last day of the prior month and on the last day of each month reflecting the Borrowing Base as of the 15th day of such month. The Borrowing Base Certificates provided as of the end of each month shall contain the actual amount of Eligible Inventory for the period ended as of the end of the previous month and an estimate of Eligible Inventory amounts for the period covered thereby and the Borrowing Base Certificates provided on the 15th of each month will contain an estimate of the amount of Eligible Inventory for the period ended as of the end of the previous month. The Borrowing Base Certificates shall continue to report the actual Eligible Accounts for each period covered thereby.

(c)               Notwithstanding anything contained in the Credit Agreement to the contrary, (i) each Revolving Loan made after the date of this Agreement shall either be a Base Rate Advance or a Eurocurrency Advance with an Interest Period of one (1) month and (ii) all other outstanding Loans shall, on the last day of the then current Interest Period applicable to each such Loan, be automatically converted into a Base Rate Loan or a Eurocurrency Loan with an Interest Period of one (1) month.

(d)               The Applicable Margin and Applicable Fee Rate percentages in the Level IX Status column in the Pricing Schedule for Eurocurrency Rate and Base Rate Advances and the Commitment Fee shall each be increased by one percent (1.0%). Any increase in the interest payments due to Lenders as a result of such increase shall accrue and be due and payable on July 1, 2018.

(e)               Sections 2.12(c) and 2.12(d) of the Credit Agreement are hereby deleted in their entirety and the following are inserted in substitution therefor:

“(c) Prior to April 1, 2018, Borrower shall repay the Term Loans on a quarterly basis on the first day of each March, June, September and December (or, if such date is not a Business Day, on the immediately preceding Business Day) in the aggregate principal amount of (i) $675,000.00 commencing September 1, 2015 and continuing thereafter to and including June 1, 2016, and (ii) $1,000,000.00 commencing September 1, 2016 and each quarterly date referenced above thereafter. Commencing April 1, 2018, the outstanding principal balance of the Term Loans shall be payable monthly, on the first day of each month, in the amount of $333,333.33 each. To the extent not previously paid, all unpaid Term Loans shall be paid in full by Borrower on the Facility Termination Date.

(d)       Prior to April 1, 2018, Borrower shall repay the Draw Loans on a quarterly basis on the first day of each March, June, September and December (or, if such date is not a Business Day, on the immediately preceding Business Day) commencing on September 1, 2017, in the aggregate principal amount equal to: (i) for the payment due on September 1, 2017, 1.5% of the outstanding principal balance of Draw Loans as of August 31, 2017, (ii) for the payment due on December 1, 2017, 1.5% of the outstanding balance of Draw Loans as of November 30, 2017, and (iii) for the payment due on March 1, 2018, 1.5% of the outstanding balance of Draw Loans as of December 31, 2017. Commencing April 1, 2018, the outstanding principal balance of the Draw Loans shall be payable monthly, on the first day of each month, in the amount of $526,523.89. To the extent not previously paid, all unpaid Draw Loans shall be paid in full by Borrower on the Facility Termination Date.”

(f)                Section 6.1(e) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(e) Together with the financial statements required under Sections 6.1(a), (b) and (k), a compliance certificate in substantially the form of Exhibit B signed by its CFO showing the calculations necessary to determine compliance with Section 6.21 of this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and accompanied by a report and analysis of management of Borrower of the financial results for the period covered thereby.”

(g)               Section 6.1(j) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(j) (i) On the Effective Date, a rolling 13-week cash-flow forecast, for the immediately succeeding 13-week period, in form and substance acceptable to Administrative Agent, which shall (A) detail all sources and uses of cash, (B) be accompanied by a certification of the CFO that the cash-flow forecast is based on reasonable estimates, information and assumptions and that the CFO has no reason to believe that such cash-flow forecast is incorrect or misleading in any respect and (C) shall be approved by Administrative Agent in writing (“Cash-Flow Forecast”), (ii) on or before March 24, 2018 and on or before the third Business Day of each third week thereafter, an updated Cash-Flow Forecast, which in each case shall be acceptable to and approved in writing by Administrative Agent, it being understood and agreed, upon such approval by Administrative Agent, each updated Cash-Flow Forecast shall be the Cash-Flow Forecast for purposes of measuring compliance with the covenant set forth in Section 6.21(f) of this Agreement, (iii) on or before the third Business Day of each week, (A) a line-by-line reconciliation of (1) the amounts of budgeted expenditures and receipts for the immediately preceding week as set forth in the Cash-Flow Forecast most recently delivered to and approved by Administrative Agent for such week and (2) the actual expenditures and receipts for such week (together with an explanation, in reasonable detail, of any material differences between the budgeted and actual amounts) and (B) a certification by the CFO that the CFO has no reason to believe that such reconciliation is incorrect or misleading in any material respect, and (iv) on or before the second Business Day of each week, a report on the prior weekly sales, by customer and respective tons, together with a comparison to budgeted sales for such period and a certification by the CFO that the CFO has no reason to believe that such reconciliation is incorrect or misleading in any material respect.”

(h)               Section 6.1(k) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(k) Within 30 days after the last day of each calendar month, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.21), and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, all certified by its CFO.”

(i)                 Section 6.21(a) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(a) Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending on June 30, 2018, the Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters, of (i) Consolidated EBITDA plus Consolidated Rentals plus an amount equal to the net cash proceeds received by Borrower from the issuance of its equity interests during the period commencing on April 1, 2017 and ending on September 30, 2017, plus such other adjustments approved by Required Lenders, minus Maintenance Capital Expenditures minus Restricted Payments minus cash taxes minus, the Cash Flow Reserve, to (ii) Consolidated Interest Expense, plus Consolidated Rentals, plus Consolidated Principal Payments over the four (4) fiscal quarters then ending, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.20 to 1.00.”

(j)                 Section 6.21(b) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(b) Leverage Ratio. Commencing with the month ending June 30, 2018, the Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters commencing with the fiscal quarter ending on June 30, 2018, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four (4) fiscal quarters to be greater than the ratio indicated for each determination date specified below:

Determination Dates	Ratio
On June 30, 2018	5.50:1.00
On September 30, 2018 and on the last day of each calendar quarter thereafter	3.50:1.00

(k)               Section 6.21(c) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in substitution therefor:

“(c) Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA determined as of the last day of each month for the then most-recently ended three month period to be less than (i) $4,600,000 as of January 31, 2018, (ii) $4,600,000 as of February 28, 2018, (iii) $4,900,000 as of March 31, 2018, (iv) 5,700,000 as of April 30, 2018, (v) $6,400,000 as of May 31, 2018, (vi) $7,100,0000 as of June 30, 2018, (vii) $8,000,000 as of July 31, 2018, and (viii) $9,000,000 as of August 31, 2018.”

(l)                 Section 6.21 of the Credit Agreement is amended by adding the following as subsections 6.21(d), (e) and (f) thereto:

“(d) Borrower shall maintain a book cash balance of not less than $500,000 at all times until March 15, 2018 and $1,300,000 at all times from and after March 16, 2018, tested weekly, commencing March 2, 2018 and as of the last day of each week thereafter.

(e)       Borrower shall not incur Capital Expenditures, measured monthly, on a trailing three month basis, to be more than (i) $3,152,000 as of February 28, 2018, (ii) $1,450,000 as of March 31, 2018, (iii) $1,345,000 as of April 30, 2018, (iv) $1,089,000 as of May 31, 2018, (v) $1,384,000 as of June 30, 2018, (vi) $1,506,000 as of July 31, 2018 and (vii) $1,628,000 as of August 31, 2018.

(f)       Borrower shall not permit total disbursements for the weekly period covered by the Cash-Flow Forecast to exceed the projected cash disbursements as set forth in the Cash-Flow Forecast for such period by more than ten percent (10%) on a cumulative basis, or permit total Net Cash Flow (as defined in the Cash-Flow Forecast) to be more than ten percent (10%) less than the projected Net Cash Flow as set forth in the Cash-Flow Forecast for such weekly period.”

(m)             Schedule I to the Form of Compliance Certificate attached to the Credit Agreement as Exhibit B is hereby deleted and Schedule I attached to this Agreement is inserted in place thereof.

(n)               Borrower shall at all times continue to engage its current financial consultant and/or such other consultants acceptable to Administrative Agent.

(o)               By not later than March 15, 2018, Borrower shall retain consultants and/or advisors reasonably acceptable to Administrative Agent to assist Borrower in formulating a strategic plan together with viable alternatives available to Borrower to facilitate the repayment of the outstanding Obligations in full. By not later than March 9, 2018, Borrower and its consultants shall provide Administrative Agent with a revised 2018 financial plan. By not later than May 1, 2018, Borrower and its consultants and/or advisors shall provide Administrative Agent with an updated 2019 through 2021 financial plan, together with their analysis of strategic alternatives available to Borrower to facilitate the repayment of the outstanding Obligations in full. Upon consultation with and approval by Administrative Agent, Borrower shall, by not later than June 1, 2018, have initiated such strategic alternative acceptable to Administrative Agent and Required Lenders.

(p)               Borrower shall make its consultants and/or advisors (i) directly accessible to Administrative Agent and its consultants, and Borrower’s consultants and/or advisors shall be authorized to respond directly to reasonable information requests of Administrative Agent and its consultants, (ii) available to meet with Administrative Agent and Lenders at any time, upon request by Administrative Agent and (iii) provide Administrative Agent and Lenders with any reports prepared by such consultants and/or advisors.

(q)               Notwithstanding anything contained in the Credit Agreement to the contrary, any proceeds from the issuance of equity interests of Borrower on and after the Effective Date shall, to the extent of the first $10,000,000 of such proceeds, be applied as a prepayment of the Revolving Loans and, to the extent in excess of $10,000,000, as a prepayment of the principal installments of the Term Loans in the inverse order of their maturity.

(r)                In the event that Borrower fails to raise market equity proceeds of at least $5,000,000 by not later than March 31, 2018, Borrower shall, on April 1, 2018, pay Administrative Agent a fee for the pro rata benefit of Lenders, in the amount of $210,000.

Section 3.                Representations and Warranties. To induce Administrative Agent and Lenders to execute this Agreement, Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

(a)               Authorization; No Conflict. Borrower is duly authorized to execute and deliver this Agreement. The execution, delivery and performance by Borrowers of this Agreement, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any other Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Loan Documents).

(b)               Binding Effect. This Agreement constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity (whether enforcement is sought by proceeding in equity or at law).

(c)               Continuation of Representations and Warranties. After giving effect to this Agreement, each of the representations and warranties of Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in material respects as of such earlier date).

(d)               No Event of Default. After giving effect to this Agreement, no Event of Default exists.

Section 4.                Conditions Precedent. This Agreement shall be effective as of the date first set forth above, subject to the satisfaction of the following conditions precedent (the date of such satisfaction being the “Effective Date”):

4.1              Execution and Delivery. Borrower, Administrative Agent and Lenders shall have executed and delivered this Agreement.

4.2              No Events of Default. No Event of Default under the Credit Agreement (other than the Existing Events of Default and Anticipated Events of Default) shall have occurred and be continuing or will result from the consummation of the transactions contemplated by this Agreement.

4.3              Representations and Warranties. The representations and warranties set forth in Section 3 hereof are true and correct.

4.4              Organizational Documents. The Administrative Agent shall have received such customary documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of Borrower and the authorization of the transactions contemplated by this Agreement.

4.5              Cash-Flow Forecast. Administrative Agent shall have received the initial Cash-Flow Forecast.

4.6              Payment of Fees and Attorney Costs. Borrower shall have paid to Administrative Agent for the pro rata benefit of Lenders, the portion of the Amendment Fee (as defined below) in the amount of $210,000 due upon the execution of this Agreement and all reasonable out-of-pocket costs and expenses of Administrative Agent (including legal fees, auditor fees, and consultant fees).

Section 5.                Amendment Fee. In consideration for Administrative Agent and Lenders entering into this Agreement, Borrower agrees to pay to Administrative Agent, for the pro rata benefit of Lenders executing this Agreement, an amendment fee in the amount of $632,000 (“Amendment Fee”), which shall be non-refundable and fully earned on the Effective Date of this Agreement. A portion of the Amendment Fee in the amount of $210,000 shall be paid on the Effective Date of this Agreement as set forth in Section 4.6 above and the balance of the Amendment Fee shall be paid on the earlier of June 30, 2018, or the occurrence of a Default or Event of Default. In the event Borrower (i) refinances the Obligations and prepays the Obligations in full by June 30, 2018 or (ii) sells assets or equity interests which generates cash proceeds of not less than $50,000,000, and permanently prepays the Obligations with the proceeds thereof by June 30, 2018, $211,000 of the Amendment Fee owed on June 30, 2018 shall be waived.

Section 6.                Waiver. As of the Effective Date, Administrative Agent and Lenders waive the Existing Events of Default and Anticipated Events of Default. The waiver contained herein does not apply to any other Default or Event of Default, other than the Existing Events of Default and Anticipated Events of Default, which may now or hereafter exist under the Credit Agreement or the other Loan Documents. No consent or waiver, express or implied, by Administrative Agent and Lenders to or for any breach of or deviation from any covenant, condition, or duty by Borrower or any Guarantor, including the waiver of the Existing Events of Default and Anticipated Events of Default, shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition, or duty set forth in the Credit Agreement or the other Loan Documents. Administrative Agent’s and Lenders’ waiver contained herein does not constitute a course of dealing nor does it constitute a course of conduct.

Section 7.                Miscellaneous.

7.1              Effect of Agreement. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Administrative Agent or Lenders under the Credit Agreement or any other Loan Document, or constitute a waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein, and Borrower and each Guarantor hereby fully confirms, affirms and ratifies each Loan Document to which it is a party. Except as specifically modified hereby, the Credit Agreement and the other Loan Documents remain in full force and effect.

7.2              Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of the executed counterpart of this Agreement by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart to this Agreement.

7.3              Costs and Expenses. Borrower shall pay all invoices of Administrative Agent’s auditors and financial consultants and any legal counsel of Agent within five days of written request.

7.4              Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

7.5              Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

7.6              Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

7.7              References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require. Reference in any of this Agreement, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

7.8              Waiver of Claims and Defenses. By execution of this Agreement, Borrower and each Guarantor acknowledges and confirms that it does not have any offsets, defenses or claims arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against Administrative Agent, any Lender, or any of their subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors or assigns whether asserted or unasserted. The Borrower and Guarantors, for and on behalf of themselves and their legal representatives, successors and assigns, do waive, release, relinquish and forever discharge the Administrative Agent and each Lender, its parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the date hereof, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower or the Guarantors, or their legal representatives, successors or assigns, ever had or now have or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Loan Documents, the administration of the Loan Documents, the negotiations relating to this Amendment and the other Loan Documents executed in connection with this Amendment and any other instruments and agreements executed by the Borrower or any Guarantor in connection with the Loan Documents or this Amendment, arising on or before the date hereof (collectively, “Claims”).  The Borrower and each Guarantor acknowledges that they are aware that they may discover facts different from or in addition to those they now know or believe to be true with respect to the Claims, and agree that the release contained in this Amendment is and will remain in effect in all respects as a complete and general release as to all matters released in this Amendment, notwithstanding any such different or additional facts.  The Borrower and each Guarantor agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any claim released in this Section. Borrower and each Guarantor acknowledges and agrees that Administrative Agent and the Lenders have fully and timely performed all of their respective obligations and duties in compliance with the Loan Documents and applicable law, and has acted reasonably, in good faith, and appropriately under the circumstances.

7.9              Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

ORCHIDS PAPER PRODUCTS COMPANY

By:	Rod Gloss
Name:	/s/ Rod Gloss
Title:	CFO

GUARANTORS:

ORCHIDS MEXICO (DE) HOLDINGS, LLC

By:	Rod Gloss
Name:	/s/ Rod Gloss
Title:	CFO

ORCHIDS MEXICO (DE) MEMBER, LLC

By:	Rod Gloss
Name:	/s/ Rod Gloss
Title:	CFO

ORCHID PAPER PRODUCTS COMPANY OF SOUTH CAROLINA

By:	Rod Gloss
Name:	/s/ Rod Gloss
Title:	CFO

OPP ACQUISITION MEXICO, S. de. R.L.de C.V.

By:	Rod Gloss
Name:	/s/ Rod Gloss
Title:	CFO

ADMINISTRATIVE AGENT:

U.S. BANK NATIONAL ASSOCIATION, as a Lender, LC Issuer, Swing Line Lender and Administrative Agent

By:	Mike Warren
Name:	/s/ Mike Warren
Title:	SR V.P.

LENDERS:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	R. Alan Green
Name:	/s/ R. Alan Green
Title:	Authorized Signer

SUNTRUST BANK, as a Lender

By:	Samuel M. Ballesteras
Name:	/s/ Samuel M. Ballesteras
Title:	Senior Vice President

FIRST TENNESSEE BANK, as a Lender

By:	Jim Hennigan
Name:	/s/ Jim Hennigan
Title:	Senior Vice President

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [________________], 20[_____] with
Provisions of Section 6.21 of
the Agreement

(a)	Fixed Charge Coverage Ratio (determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters)

i. Consolidated EBITDA	$
ii. Consolidated Rentals	$
iii. Net cash proceeds received from the issuance of its equity interest during the period commencing on April 1, 2017 and ending on September 30, 2017	$
iv. Such other adjustments as approved by Required Lenders	$
v. Maintenance Capital Expenditures	$
vi. Restricted Payments	$
vii. Cash taxes	$
viii. Cash Flow Reserve
ix. Line i, plus ii, iii and iv, minus lines v, vi, vii, and viii	$
x. Consolidated Interest Expense	$
xi. Consolidated Rentals	$
xii. Consolidated Principal Payments over the four (4) fiscal quarters then ending	$
xiii. Line x, plus xi and xii	$
xiv. Line ix divided by Line xiii
Required Ratio	1.20 to 1.00
Compliance	Yes ☐ No ☐

(b)	Leverage Ratio (determined as of the end of each fiscal quarter for the then most-recently ended four (4) fiscal quarters)

i. Consolidated Funded Indebtedness	$
ii. Consolidated EBITDA	$
iii. Line i. divided by line ii.
Required Ratio	______ to 1.00
Compliance	Yes ☐ No ☐

(c)	Minimum EBITDA (determined as of the last day of each month for the then most-recently ended three month period)

Consolidated EBITDA	$
Required Consolidated EBITDA	$
Compliance	Yes ☐ No ☐

(d)	Book Cash Balance (determined as of the last day of each month)

Book Cash Balance	$
Required Book Cash Balance	$
Compliance	Yes ☐ No ☐

(e)	Capital Expenditures (determined as of the last day of each month for the most recently ended three month period)

Capital Expenditures	$
Maximum Permitted Capital Expenditures	$
Compliance	Yes ☐ No ☐

(f)	Cash-Flow Forecast Compliance (measured weekly on a cumulative basis)

Actual Cash Expenditures	$
Budget Cash Expenditures	$
Compliance (after application of variance)	Yes ☐ No ☐

Actual Net Cash Flow	$
Budget Net Cash Flow	$
Compliance (after application of variance)	Yes ☐ No ☐